Exhibit 99.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of January 8, 2015, by and between Carbonite, Inc. (the “Company”) and Mohamad Ali (“Executive”).

WHEREAS, in connection with the appointment of Executive as President and Chief Executive Officer of the Company, the Company and Executive entered into an Executive Employment Agreement, dated as of December 3, 2014 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that Executive will be appointed to the Company’s board of directors (the “Board”) on December 3, 2014 and that each year during the term of Executive’s employment with the Company, Executive will continue to be nominated to the Board and the Company will use its commercially reasonable efforts to support Executive’s election to the Board; and

WHEREAS, the Board desires to amend the Employment Agreement to reflect the fact that the Board is classified and to contemplate that Executive will be appointed as a Class I director, for a term expiring at the Company’s 2015 annual meeting of stockholders.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree to enter into this Amendment as of the date hereof as follows:

1. Amendment. The second sentence of Section 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

You will be appointed as a Class I director of the Company, for a term expiring at the Company’s 2015 annual meeting of stockholders until your successor is elected and qualified, or until your earlier death, resignation or removal, and, during the Employment Term, you will continue to be nominated to the Board and the Company will use its commercially reasonable efforts to support your election to the Board.

2. Effective Date. This Amendment is effective as of the date first set forth above.

3. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and the appellate courts having jurisdiction of appeals in such courts.

4. Effect of Amendment. Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

5. Execution in Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CARBONITE, INC.

/s/ Todd Krasnow
By:	Todd Krasnow
Its:	Lead Independent Director

MOHAMAD ALI

/s/ Mohamad Ali